UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number:   1-10489

                                  KIMMINS CORP.
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             (Exact name of registrant as specified in its charter)


           1501 East 2nd Avenue, Tampa, Florida 33605, (813) 248-3878
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                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                          principal executive offices)

                          Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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                         (Titles of all other classes of
                           securities for which a duty
                              to file reports under
                             Section 13(a) or 15(d)
                                    remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(ii)      [   ]
     Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(2)(i)       [   ]
     Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(ii)      [   ]
     Rule 12g-4(a)(2)(ii)      [ ]         Rule 15d-6                [   ]
     Rule 12h-3(b)(1)(i)       [X]

Approximate  number of holders of record as of the certification or notice date:
297.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Kimmins Corp., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                    KIMMINS CORP.

DATE:  March 17, 2003               By: /s/ Francis M. Williams
                                       ----------------------------------------
                                    Francis M. Williams
                                    President


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